Exhibit 99.1

BBQGuys and Velocity Acquisition Corp. Mutually Agree to Terminate Business Combination Agreement

Baton Rouge, LA – November 10, 2021 – BBQ Holding, LLC (“BBQGuys”), a leading specialty e-commerce platform for higher-end BBQ grills, grilling accessories and outdoor living projects for both homeowners and professional builders, and Velocity Acquisition Corp. (“Velocity”) (Nasdaq: VELO), a publicly traded special purpose acquisition company, announced today that the companies have mutually agreed to terminate their previously announced agreement and plan of merger (the “Business Combination Agreement”), effective immediately.

The parties decided to terminate the Business Combination Agreement as a result of current supply chain factors that are affecting the results of the BBQGuys business and timing of closing the transaction.

Doug Jacob, Founder of Velocity, stated, “BBQGuys is a fantastic company with a proven track record of growth and we wish them continued success as they emerge from the current supply chain conditions that are challenging so many companies. We know they will continue to be a strong player in the backyard space. We will continue our efforts to capitalize on digital transformation trends and are confident in our ability to combine with a blue-chip company that will maximize value for our shareholders.”

Russ Wheeler, Chief Executive Officer of BBQGuys, stated, “We have a tremendous amount of respect for the incredible team at Velocity, and thank them for their insight during this process. The BBQGuys business has continued to demonstrate solid momentum as consumer demand for our products and services continues to increase.

About BBQGuys

BBQGuys is a leading e-commerce retailer of higher-end grills, grilling accessories and outdoor living projects for both homeowners and professional builders. What began as a humble brick-and-mortar store in 1998 has since evolved into one of America’s fastest-growing businesses–one that has served over a million happy customers nationwide. With an A+ rating from the Better Business Bureau and annual recognition as a leader in the online space, BBQGuys has cemented itself as a trusted voice in the grilling and outdoor living industry. Were you born to grill? Visit us at BBQGuys.com.

About Velocity Acquisition Corp.

Velocity Acquisition Corp. is a special purpose acquisition company formed by the investment platform &vest in February 2021 with the purpose of entering into a business combination with one or more businesses in the digital transformation space. Velocity is the second special purpose acquisition company launched by &vest; its first SPAC, FAST Acquisition Corp. (NYSE: FST), entered into an agreement to merge with Fertitta Entertainment Inc. in an $8.6 billion transaction, which is expected to close in Q4 2021. &vest is a unique investment platform co-founded by Doug Jacob in 2019 that manages two SPAC franchises (FAST and Velocity), as well as a series of private investments and an integrated creative consultancy.

BBQGuys Contacts:

Investor Relations:
Bruce Williams
ICR
BBQGuysIR@icrinc.com

Media Relations:

Michael Wolfe
ICR
BBQGuys@icrinc.com